                                                                    EXHIBIT 20.1


                              FINANCIAL STATEMENTS

                          FLASH MEMORY CARD BUSINESS OF
                                INTEL CORPORATION

                YEARS ENDED DECEMBER 25, 1999, DECEMBER 26, 1998,
                              AND DECEMBER 27, 1997
                       WITH REPORT OF INDEPENDENT AUDITORS

                              FINANCIAL STATEMENTS

                 FLASH MEMORY CARD BUSINESS OF INTEL CORPORATION


                YEARS ENDED DECEMBER 25, 1999, DECEMBER 26, 1998,
                              AND DECEMBER 27, 1997



                                    CONTENTS

Report of Independent Auditors.................................................1

Financial Statements

Statements of Assets Acquired..................................................2
Statements of Net Revenues and Direct Expenses.................................3
Notes to Financial Statements..................................................4

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Intel Corporation

We have audited the accompanying statements of assets acquired of the Flash Memory Card Business (Flash Card Business) of Intel Corporation as of December 25, 1999 and December 26, 1998, and the related statements of net revenues and direct expenses for the three years in the period ended December 25, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1, the accompany financial statements were prepared solely to present the assets of the Flash Card Business acquired by Centennial Technologies pursuant to the purchase agreement, dated December 29, 1999, and the related net revenues and direct expenses of the Flash Card Business, and are not intended to be a complete presentation of the assets and liabilities or the results of operations of the Flash Card Business of Intel Corporation.

In our opinion, the financial statements referred to above present fairly, in all material respects, the assets acquired of the Flash Card Business of Intel Corporation as of December 25, 1999 and December 26, 1998, and the related statements of net revenues and direct expenses for the three years in the period ended December 25, 1999 in conformity with accounting principles generally accepted in the United States.

                                                /s/ ERNST & YOUNG LLP

San Jose, California
March 10, 2000

                 FLASH MEMORY CARD BUSINESS OF INTEL CORPORATION

                          STATEMENTS OF ASSETS ACQUIRED


                                                                   DECEMBER 25,          DECEMBER 26,
                                                                       1999                  1998
                                                              ---------------------------------------------
                                                                             (IN THOUSANDS)
Inventories                                                          $  4,005              $  9,127

Property, plant, and equipment:
   Machinery and equipment                                                399                   399
   Less accumulated depreciation                                         (201)                  (76)
                                                              ---------------------------------------------
Net property, plant, and equipment                                        198                   323
                                                              ---------------------------------------------

Assets acquired                                                      $  4,203              $  9,450
                                                              =============================================


                            See accompanying notes.

                 FLASH MEMORY CARD BUSINESS OF INTEL CORPORATION

                  STATEMENTS OF NET REVENUE AND DIRECT EXPENSES

                                                                 DECEMBER 25,          DECEMBER 26,          DECEMBER 27,
                                                                     1999                  1998                  1997
                                                            -------------------------------------------------------------------
                                                                                      (IN THOUSANDS)
Net revenues                                                         $30,740               $29,369               $34,079

Direct expenses:
   Cost of sales                                                      31,703                28,879                33,178

Operating expenses:
   Research and development                                              394                   413                   771
   Selling, marketing, and administrative                                375                   590                 1,006
                                                            -------------------------------------------------------------------
Total operating expenses                                                 769                 1,003                 1,777
                                                            -------------------------------------------------------------------

Total expenses                                                        32,472                29,882                34,955
                                                            -------------------------------------------------------------------

Net revenues less direct expenses                                  $  (1,732)            $    (513)            $    (876)
                                                            ===================================================================



                            See accompanying notes.

                 FLASH MEMORY CARD BUSINESS OF INTEL CORPORATION

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 25, 1999


1. BASIS OF PRESENTION

RELATIONSHIP WITH INTEL CORPORATION

The Flash Memory Card Business (Flash Card Business) has operated as a product line within the Flash Products Division of Intel Corporation (Intel). The Flash Card Business produces and sells flash memory cards, including the PCMCIA card families and the Miniature card families. The accompanying financial statements were prepared to present the assets of the Flash Card Business acquired by Centennial Technologies Inc. (Centennial), pursuant to the purchase agreement, dated December 29, 1999, and the related net revenues and direct expenses of the Flash Card Business, and are not intended to be a complete presentation of the results of operations of the Flash Card Business. The related net revenues and direct expenses include net revenues and an allocation of expenses for the Flash Card Business products sold by Intel.

The Flash Card Business had no separate legal status as it was an integral part of Intel's overall operations. As a result, separate financial statements have not been maintained for the operations acquired by Centennial.

The accompanying financial statements have been prepared from the historical accounting records of Intel and do not purport to reflect the assets and the net revenues and direct expenses that would have resulted if the Flash Card Business had operated as an unaffiliated independent company. Since only certain assets are being acquired, statements of cash flows are not applicable.

                 FLASH MEMORY CARD BUSINESS OF INTEL CORPORATION

2. SIGNIFICANT ACCOUNTING POLICES

INVENTORY

Inventories include all finished goods and flash memory components related to the Flash Card Business at Intel's facilities, any purchased finished goods in transit between Intel's subcontractor and Intel, any purchased finished goods at the subcontractor, and any flash memory components related to the Flash Card Business, owned by Intel and cosigned to the subcontractor at the subcontractor's facilities or in transit from Intel to the subcontractor. Cost is computed on a currently adjusted standard basis (which approximates actual cost on a current average or first-in, first-out basis). Inventories are valued using Intel's standard valuation methods, including reserves for lower of cost or market, and inventory in excess of predetermined levels of demand. The predetermined levels of demand were based on external demand for the flash memory cards as well as the individual flash components.

                                                                       1999                  1998
                                                              ---------------------------------------------
                                                                             (IN THOUSANDS)
         Work-in-process                                               $1,610                $5,307
         Finished goods                                                 2,395                 3,820
                                                              ---------------------------------------------
                                                                       $4,005                $9,127
                                                              =============================================

RISKS AND UNCERTAINTIES

The preparation of the financial statements requires management to make estimates and assumptions which affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from those estimates.

In February 2000, Cisco, the largest customer in fiscal 1999, affirmed that it would no longer purchase any flash memory cards from Intel or Centennial. Intel believes that there is adequate demand from other customers to cover the inventory levels as of December 25, 1999. However, if orders from other customers do not meet Intel's expectations, the Flash Card Business may be required to write off excess inventory.




PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment are stated at cost. Depreciation is computed for financial reporting purposes principally by the use of the straight-line method over the estimated useful lives of the assets. The assets acquired have useful lives of four years. Direct operating expenses include depreciation expense of $125,000, $71,000, and $5,000 for the years ended December 25, 1999, December 26, 1998, and December 27, 1997, respectively, related to the assets acquired.

                 FLASH MEMORY CARD BUSINESS OF INTEL CORPORATION

2. SIGNIFICANT ACCOUNTING POLICES (CONTINUED)

REVENUES

The percentage of revenues from unaffiliated customers by geographic region were as follows:

                                                1999                  1998                  1997
                                       -------------------------------------------------------------------
United States                                       77%                   70%                   75%
Europe                                              20%                   26%                   15%
Other                                                3%                    4%                   10%


Net revenues per the accompanying financial statements represent sales by Intel for the products acquired by Centennial. Adjustments have been made to reflect estimated sales returns in accordance with Statement of Financial Accounting Standards No. 48, "Revenue Recognition When Right of Return Exists." Intel believes that these estimates are reasonable.

DIRECT EXPENSES

The caption "Direct expenses" on the accompanying financial statements represents that portion of the total direct expenses of Intel incurred by the Flash Card Business and/or allocated to the Flash Card Business by Intel. Intel does not maintain separate accounts to capture manufacturing, cost of sales, research and development, marketing, general, and administrative expenses for the Flash Card Business. Intel allocates corporate services, facilities, information services, advertising, other selling, general, and administrative services, etc., based on estimated usage. There is no allocation of interest income, interest expense, or income taxes. Cost of sales is computed based on the full absorption of manufacturing costs and is not necessarily indicative of the costs that would have been incurred by an independent third-party purchaser. Intel believes that these percentage allocations are reasonable. These direct expenses are not necessarily indicative of the expenses that would have been incurred had the Flash Card Business operated as a standalone business.

                 FLASH MEMORY CARD BUSINESS OF INTEL CORPORATION

2. SIGNIFICANT ACCOUNTING POLICES (CONTINUED)

SIGNIFICANT CUSTOMERS

The customers, which account for more than 10% of revenues in each period, are as follows:

                                                1999                  1998                  1997
                                       -------------------------------------------------------------------
Cisco                                               52%                   41%                   38%
Arrow                                               15%                   15%                   11%
Northern Telecom                                     -                     -                    13%


3. SUBSEQUENT EVENTS

On December 29, 1999, the assets reflected in the accompanying Statements of Assets Acquired were acquired by Centennial. The purchase price consists of 60,000 shares of preferred stock of Centennial, cash of $2,000,000, a promissory note of $4,000,000, and contingent consideration of up to $4,500,000, based on anticipated customer's purchase of flash memory cards.

Cisco affirmed that it would no longer purchase any flash memory cards from Intel or Centennial.